EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Omnibus Equity Incentive Plan and the 1999 Employee Stock Purchase Plan, which is expected to be filed on or about February 21, 2006, of our report dated August 5, 2005, with respect to the consolidated financial statements and schedule of Natural Alternatives International, Inc., included in its Annual Report on Form 10-K for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 17, 2006